Press Release

Source:	BNC Bancorp

Contact:	W. Swope Montgomery, Jr.
President and CEO
336-476-9200

BNC Bancorp Increases Cash Dividend

THOMASVILLE, N.C., -- BNC Bancorp (Nasdaq: BNCN), the parent company of Bank of North Carolina, today announced that its Board of Directors declared an annual cash dividend of $0.20 per share, an 11% increase over the $0.18 paid during the first quarter of 2007. The cash dividend will be paid on February 22, 2008 to shareholders of record on February 8, 2008.

“During these challenging times for the banking industry we remain very pleased with the fundamentals within our Company and the opportunities within our markets. These core strengths of our Company have enabled our Board to increase the cash dividend for the sixth consecutive year,” commented W. Swope Montgomery, Jr., President and Chief Executive Officer.

BNC Bancorp is the parent Company of Bank of North Carolina, a $1.1 billion commercial bank that provides a complete line of banking and financial services to individuals and businesses through full-service banking offices located in the cities of Thomasville, High Point, Salisbury, Greensboro, Archdale, Lexington, Kernersville, Harrisburg, Welcome and Oak Ridge, North Carolina. In addition, the Bank operates limited service offices in Winston-Salem and Mooresville, North Carolina. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the NASDAQ Capital Market under the symbol “BNCN.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

 This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to BNC Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect BNC Bancorp’s forward-looking statements. BNC Bancorp undertakes no obligation to revise these statements following the date of this press release.